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630 Fifth Avenue, Suite 3110
New York, NY 10111
Tel: (212) 319-2800

Fax: (212) 319-2808

4840 Pearl East Circle, Suite 300W
Boulder, CO 80301
Tel: (303) 516-8500
Fax: (303) 530-1296

CONTACT:

NaPro BioTherapeutics, Inc.
L. Robert Cohen
Vice President, Investor Relations
(212) 218-8715

Investors:	Media:
Lilian Stern	Peter Steinerman
Stern Investor Relations, Inc.	(516) 374-3031
(212) 362-1200

For Immediate Release

NaPro Reports Third Quarter 2003 Results

Boulder, Colo., November 13, 2003 - NaPro BioTherapeutics, Inc. (Nasdaq: NPRO) today announced the results of operations for the third quarter and nine months ended October 1, 2003.

The net loss for the third quarter of 2003 was $6.1 million, or $(0.20) per share, on sales of $7.3 million. This compares to a net loss of $3.9 million, or $(0.13) per share, on sales of $8.3 million during the comparable quarter in 2002.

For the nine months ended October 1, 2003, NaPro reduced its operating loss to $10.1 million as compared to an operating loss of $14.9 million for the comparable period last year.  The year to date net loss for 2003 was $10.9 million, or $(0.36) per share, on sales of $21.8 million, compared to a net loss of $7.6 million, or $(0.26) per share, (including the receipt of a one-time milestone payment of $8.0 million), on sales of $24.5 million for the comparable period last year.

“During the first nine months of 2003 we used less than $2.0 million of our cash as we converted inventories and receivables into cash to fund operations.  The major event of our third quarter was the agreement to sell our worldwide paclitaxel business to Faulding Pharmaceutical Co., a strategic transaction that provides us with resources to accelerate the development of our therapeutic programs in oncology and hereditary disease,” stated Leonard P. Shaykin, NaPro’s Chairman and Chief Executive Officer.  “We plan to complete the sale of the paclitaxel business by year-end, and we look forward to advancing two of our pre-clinical programs into human trials in 2004.”

Third Quarter Highlights

Sale of the Worldwide Paclitaxel Business.  On August 26, 2003, the Company announced that it had signed a definitive agreement, subject to the approval of NaPro’s stockholders, to sell its worldwide injectable generic paclitaxel business to Faulding Pharmaceutical Co., a subsidiary of Mayne Group Limited, for $71.7 million in cash minus an inventory adjustment to reflect our actual inventory as of the closing.  Out of the proceeds of the sale, NaPro will retire approximately $22.0 million in debt (including accrued interest) and payables arising from its development relationship with Abbott Laboratories.  The Company anticipates that the sale will close in December 2003.

Mylan Litigation Update.  After the close of the quarter, NaPro announced that the Federal District Court in the Western District of Pennsylvania made a number of rulings in favor of NaPro in its patent infringement lawsuit against Mylan Laboratories Inc.  Specifically, the court ruled that Mylan infringes certain of NaPro’s patents related to both stabilized formulations of paclitaxel and methods for making stable formulations. The Court also stated that the inventors listed on the NaPro patents were the first to invent the compositions and methods claimed in such patents.  The court also adopted NaPro’s interpretations of the patent claims asserted against Mylan in this case. The trial on the remaining issues in the case will begin on December 1, 2003.  The remaining issues at trial will be focused on Mylan’s claims that NaPro’s patents are invalid and unenforceable.  NaPro expects that the case will proceed to a damages phase in 2004 or 2005 if NaPro is successful at the December trial.

Publications Feature NaPro’s Gene Editing Technology.  NaPro’s gene editing technology was featured in the September issues of Nature Reviews Genetics and The Journal of Clinical Investigation (JCI).   In Nature Reviews Genetics, the authors evaluated the potential of gene repair and its goal of addressing inherited disorders.  The article in JCI outlined the utility and range of applications of gene editing.  Both articles also discussed the advantages of gene editing versus vector-based gene therapy.

Gene Editing Collaboration.  In July, NaPro announced a research agreement with North Dakota State University to apply NaPro’s gene editing technology in durum wheat with the goal of developing improved crop traits.

About NaPro BioTherapeutics

NaPro BioTherapeutics, Inc. is a life science company focused on the development of targeted therapies for the treatment of cancer and hereditary disease.

Forward Looking Statements

The statements in this news release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions as of the date of this news release, based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “estimates,” “may,” “will,” “should,” “anticipated,” “expected” or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including: risks associated with development of the genomics, gene editing and targeted businesses, including competition from companies in similar businesses, limitations on the ability to market products because of the intellectual property rights of third parties, the ability to obtain, maintain and enforce patents; the risk that the transaction announced with Faulding Pharmaceutical Co. may not close because it is not approved by stockholders or otherwise or may be materially delayed; the costs of continuing development of any or all of the Company’s development programs; the timing of when those programs will enter the clinic; the successful commercialization of the Company’s platform technologies; the fact that the Company’s business will require substantial additional investment that the Company has not secured; and the risk that the cash proceeds from the Faulding transaction, if realized, will not be sufficient to fund the Company’s strategic plans for the initial development new proprietary therapeutic candidates; and all of those factors identified under the captions “Risk Factors,” “Special Note Regarding Forward Looking Statements” or “Cautionary Note Regarding Forward Looking Statements” in the Company’s documents filed from time to time with the SEC, including the Company’s registration statement on Form S-3, as amended, dated August 8, 2003, its Annual Report on Forms 10-K and 10-K/A for the year ending December 31, 2002 filed with the SEC on March 27, April 30, August 8 and October 24, 2003, and its Quarterly Report on Form 10-Q for the quarter ended July 2, 2003 filed with the Securities and Exchange Commission on August 8, 2003. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed sale of assets to Faulding, NaPro has filed a definitive proxy statement with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read the definitive proxy statement as it contains important information about NaPro, the proposed transaction and related matters. Investors and security holders have access to free copies of the definitive proxy statement and other documents filed with the SEC by NaPro through the SEC website at www.sec.gov. The definitive proxy statement and related materials may also be obtained for free from NaPro by calling the company contact listed below.

NaPro and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of NaPro’s stockholders in connection with the proposed transaction is set forth in NaPro’s proxy statement for its 2003 annual meeting of stockholders, dated May 23, 2003 and filed with the SEC on May 27, 2003. Additional information is set forth in the definitive proxy statement on file with the SEC related to the proposed sale of assets.

For further information, please contact L. Robert Cohen, Vice President, Investor Relations of NaPro BioTherapeutics, Inc., +1-212-218-8715.

NaPro BioTherapeutics, Inc.

Balance Sheets

(In thousands)

	October 1,	December 31,
	2003	2002
	(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$4,883	$6,762

Accounts receivable	8,206	9,340

Inventory	3,917	9,397

Prepaid expense and other current assets	1,064	977

Total current assets	18,070	26,476

Property, plant and equipment, net	9,760	13,731

Inventory—raw materials	6,171	3,781

Other assets	3,048	1,340

Total assets	$37,049	$45,328

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Total current liabilities	$29,937	$7,633

Notes payable—long term	63	19,861

Deferred income—long term	5,047	5,887

Convertible debentures	5,557	5,151

Total stockholders’ equity (deficit)	(3,555)	6,796

Total liabilities and stockholders’ equity (deficit)	$37,049	$45,328

NaPro BioTherapeutics, Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2003	September 30, 2002	October 1, 2003	September 30, 2002

Product sales	$7,301	$8,320	$21,750	$24,546

Expenses:
Cost of sales	6,535	5,551	13,977	19,689
Research and development	2,253	3,899	7,743	12,217
General and administrative	3,275	2,604	9,093	7,518
Loss on disposal of assets	1,048	—	1,048	—
	13,111	12,054	31,861	39,424
Operating loss	(5,810)	(3,734)	(10,111)	(14,878)

Other income (expense):
License fee income	280	261	840	8,621
Interest and other income	17	74	64	225
Interest expense	(550)	(545)	(1,736)	(1,520)
Net loss	$(6,063)	$(3,944)	$(10,943)	$(7,552)

Basic and diluted loss per share	$(0.20)	$(0.13)	$(0.36)	$(0.26)

Basic and diluted weighted average shares outstanding	30,759	29,775	30,397	29,532